UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
Proxy Statement Pursuant to Section 14(a) of the:
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BOWMAN CONSULTING GROUP LTD.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

12355 Sunrise Valley Drive

Suite 520

Reston, Virginia 20191

(703) 464-1000

April 21, 2025

To the Stockholders of Bowman Consulting Group Ltd.:

You are cordially invited to attend the annual meeting of stockholders of Bowman Consulting Group Ltd. (the “Company”) to be held on Thursday, May 22, 2025, at 9:30 a.m. Eastern time, which will be a virtual meeting, conducted via live webcast.

The virtual meeting format allows all of our stockholders the opportunity to participate in the annual meeting no matter where they are located. If you plan to attend the annual meeting virtually on the Internet, please follow the instructions in the “Questions and Answers About the Annual Meeting and Voting” section of this proxy statement.

Information regarding each of the matters to be voted on at the annual meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Board of Directors recommends that you vote “FOR” each of the proposals to be presented at the meeting.

Whether or not you plan to attend the annual meeting, we urge you to use our Internet voting system, to vote by telephone, or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting virtually or change your vote, you may withdraw your proxy and vote at the annual meeting. Voting through our Internet voting system, by telephone or by written proxy will ensure your representation at the annual meeting if you do not attend the annual meeting.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. We thank you for your continued support of the Company and look forward to your participation in the annual meeting.

Sincerely,

/s/ Gary Bowman
Gary Bowman
President, Chairman and Chief Executive Officer

12355 Sunrise Valley Drive

Suite 520

Reston, Virginia 20191

(703) 464-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 21, 2025

Dear Stockholder:

We cordially invite you to attend Bowman Consulting Group Ltd.’s 2025 annual meeting of stockholders. The meeting will be held on Thursday, May 22, 2025, at 9:30 a.m. Eastern time, which will be a virtual meeting, conducted via live webcast. Enclosed with this proxy statement are your proxy card and our 2024 Annual Report on Form 10-K. At the meeting, you will be asked:

1.	To elect the two Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2028 annual meeting of stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025; and

3.	To transact any other business which properly may be brought before the annual meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” Proposals 1 and 2.

To allow all of our stockholders the opportunity to participate in the annual meeting no matter where they are located, our 2025 annual meeting of stockholders will be a virtual meeting conducted solely online. Stockholders will be able to join the meeting via the website www.virtualshareholdermeeting.com/BWMN2025 where they can listen to the speakers, view management’s presentation, submit questions and comments, hear the Company’s responses and vote their shares electronically. To participate in the annual meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. Only stockholders of record as of the close of business on March 28, 2025 may vote at the annual meeting.

It is important that your shares be represented at the annual meeting, regardless of the number you may hold. Whether or not you plan to virtually attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares at the meeting if you attend virtually.

Sincerely,

/s/ Robert Hickey
Robert Hickey
Chief Legal Officer and Secretary

This proxy statement, including the form of proxy, is first being mailed to stockholders on or about April 21, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 22, 2025: The accompanying proxy statement and 2024 annual report are available at www.proxyvote.com.

12355 Sunrise Valley Drive

Suite 520

Reston, Virginia 20191

(703) 464-1000

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did you furnish me this proxy statement?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Bowman Consulting Group Ltd., a Delaware corporation (the “Company,” “Bowman,” “we,” us,” or “our”), for use at our annual meeting of stockholders to be held on May 22, 2025, at 9:30 a.m. Eastern time, which will be a virtual meeting conducted via live webcast, and at any adjournments or postponements of the annual meeting. This proxy statement summarizes the information that you need to make an informed vote on the proposals to be considered at the annual meeting. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card using the postage-prepaid envelope provided, or you may grant a proxy to vote your shares by means of the Internet or by telephone. The approximate date on which this proxy statement and the enclosed proxy card were sent to our stockholders is April 21, 2025.

Where and when is the annual meeting?

We will hold the annual meeting virtually on May 22, 2025, at 9:30 a.m., Eastern time (login beginning at 9:15 a.m., Eastern time), exclusively via live webcast. Please go to www.virtualshareholdermeeting.com/ BWMN2025 for instructions on how to participate in the annual meeting.

What proposals will be addressed at the annual meeting?

Stockholders will be asked to consider the following proposals at the annual meeting:

1.	To elect the two Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2028 annual meeting of stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025; and

3.	To transact any other business which properly may be brought before the annual meeting or any adjournment or postponement thereof.

Who may vote on these proposals?

Stockholders who owned shares of common stock as of the close of business on Friday, March 28, 2025 (the “Record Date”) are entitled to vote at the annual meeting on all matters properly brought before the annual meeting.

As of the Record Date, we had 17,280,060 issued and outstanding shares of common stock entitled to vote at the annual meeting.

How many votes do I have?

Each share of common stock is entitled to one vote on each matter that comes before the annual meeting.

Page | 1	2025 Proxy Statement

What constitutes a quorum?

To conduct business at the annual meeting, a majority of the voting power of the issued and outstanding shares of the Company entitled to vote at the meeting must be present in person or represented by proxy. This is known as a “quorum.” Abstentions and broker non-votes (described below) will count toward establishing a quorum.

How can I attend and participate in the virtual annual meeting?

The annual meeting will be held in a virtual only meeting format. Stockholders will not be able to physically attend the annual meeting.

If you are a registered stockholder or beneficial owner of our common stock at the close of business on Friday, March 28, 2025, you may attend the virtual annual meeting by visiting www.virtualshareholdermeeting.com/BWMN2025. You will need the 16-digit control number found on your proxy card or on the instructions that accompany your proxy materials to participate in the annual meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the meeting.

You may log into www.virtualshareholdermeeting.com/BWMN2025 beginning at 9:15 a.m. Eastern time on May 22, 2025. The annual meeting will begin promptly at 9:30 a.m. Eastern time on May 22, 2025. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual stockholder meeting site for assistance.

Stockholders will have the ability to submit questions during the annual meeting via the annual meeting website at http://www.virtualshareholdermeeting.com/BWMN2025. As part of the annual meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the meeting matters, as time permits.

How do I vote by proxy?

You can vote by proxy whether or not you attend the annual meeting. If you are a stockholder of record, to vote by proxy, you have a choice of voting over the Internet, by telephone or by mail.

•

To vote via the Internet prior to the meeting, go to www.proxyvote.com and follow the instructions there. To vote via the Internet during the meeting go to www.virtualshareholdermeeting.com/BWMN2025. You will need the 16-digit control number included on your proxy card or voter instruction form.

•	To vote by telephone, dial the number listed on your proxy card or your voter instruction form. You will need the 16-digit control number included on your proxy card or voter instruction form.

•	To vote by mail, complete, sign and date the proxy card provided and return it promptly in the postage-prepaid envelope provided.

If you choose to vote prior to the meeting through the Internet or by telephone, please remember to submit your vote by 11:59 p.m. Eastern Time on Wednesday, May 21, 2025 to ensure that your vote is counted.

The enclosed proxy designates Bruce Labovitz, our Chief Financial Officer, and Robert Hickey, our Chief Legal Officer and Secretary, to hold your proxy and vote your shares. If you properly complete your proxy card and send it to us in time to vote or timely grant your proxy via the Internet or by telephone, your proxy holder will vote your shares as you have instructed. If you do not give voting instructions for a particular proposal, then your proxy holder will vote your shares on that proposal as recommended by the Board and as the proxy holders may determine in their discretion with respect to any other business which is properly brought before the annual

Page | 2	2025 Proxy Statement

meeting or any adjournment or postponement thereof. As of the date of this proxy statement, we are not aware of any matters other than those set forth in proposals 1 and 2 that will be brought before the annual meeting.

What if my shares are held in street name?

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank, or other nominee that must be followed in order for your broker, bank, or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the enclosed postage-prepaid envelope.

If you hold shares through a broker, bank, or other nominee and wish to be able to vote at the meeting, please see “How can I attend and participate in the virtual annual meeting?” above.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote your shares as follows:

1.

FOR the election of the two Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2028 annual meeting of stockholders; and

2.	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.

What are broker non-votes?

If you have shares of common stock that are held by a broker, you may give the broker voting instructions, and the broker must vote as you direct. If you do not provide instructions on how to vote, your broker may have authority to vote your shares. This is called a “broker non-vote.” Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors. Non-routine matters include the election of directors, the adoption of, or amendments to, certificates of incorporation or employee stock purchase plans, or advisory proposals on executive compensation. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on this matter promptly.

May I revoke my proxy?

If you give a proxy, then you may revoke it at any time before it is exercised, as follows:

1.	You may submit another proxy bearing a later date by mail, Internet or telephone;

2.	You may send written notice of revocation to the Corporate Secretary of Bowman with a date later than the date of the previously submitted proxy; or

3.	You may attend the annual meeting and vote at www.virtualshareholdermeeting.com/BWMN2025.

Any written notice of revocation should be sent to: Bowman Consulting Group Ltd., 12355 Sunrise Valley Drive, Suite 520, Reston, Virginia 20191, Attention: Corporate Secretary.

What vote is required to approve each proposal?

Proposal 1: Election of the two Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2028 annual meeting of stockholders.

Page | 3	2025 Proxy Statement

Class I directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. This means that the two nominees who receive the highest number of “FOR” votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Abstentions and broker non-votes will have no impact on the outcome of the vote on the election of directors.

Proposal 2: Ratification of the independent registered public accounting firm.

The ratification of the appointment of the Company’s independent registered public accounting firm, as described in Proposal 2, requires the affirmative vote of the majority of the shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon. An abstention will be treated as a vote against the ratification. A broker non-vote will not impact the outcome of the vote on Proposal 2. As described above, brokers generally have discretionary authority to vote on the ratification of independent auditors, so broker non-votes are generally not expected for Proposal 2.

Are there any dissenters’ rights of appraisal?

The Board of Directors is not proposing any action for which the laws of the State of Delaware, our amended and restated certificate of incorporation or our amended and restated bylaws provide a stockholder with a right to dissent and obtain appraisal of or payment for such stockholder’s shares.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

Where can I find voting results of the annual meeting?

We will announce the results for the proposals voted upon at the annual meeting and publish final detailed voting results in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days after the annual meeting.

Page | 4	2025 Proxy Statement

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors in accordance with the Delaware General Corporation Law, as implemented by our amended and restated certificate of incorporation and our amended and restated bylaws.

Composition of Our Board of Directors

Our Board currently consists of six members. There are no contractual obligations regarding the election of our directors. Our nominating and corporate governance committee and our Board may therefore consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and our Board’s priority in selecting board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences, and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

Staggered Board

Our Board is divided into three staggered classes of directors, and each director is assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors is elected for a three-year term to succeed the directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2025 for Class I directors, 2026 for Class II directors and 2027 for Class III directors.

•	Our Class I directors are Mr. Bowman and Mr. Riddick;

•	Our Class II directors are Ms. Mulroy and Ms. Grebbien; and

•	Our Class III directors are Mr. Vicks and Mr. Laurito.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of our Board.

The division of our Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control. We expect that additional directorships resulting from an increase in the number of directors, if any, will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the Board.

Director Independence

Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq listing rules require that audit committee members satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Page | 5	2025 Proxy Statement

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, we have determined that all the members of our Board, except Mr. Bowman, are independent directors, including for purposes of Nasdaq and SEC rules. In making that determination, our Board considered the relationships that each director has with us and all other facts and circumstances the Board deemed relevant in determining independence, including the potential deemed beneficial ownership of our capital stock by each director, including non-employee directors that are affiliated with certain of our major stockholders. There are no family relationships among any of our directors or executive officers. Mr. Bowman is not an independent director under these rules because he is currently employed as the Chief Executive Officer of our Company.

Board Leadership Structure and Board’s Role in Risk Oversight

Mr. Bowman, our Chief Executive Officer, currently serves as the Chairman of our Board and has served in that role since the Company went public in 2021. Our amended and restated bylaws do not require that our chair and chief executive officer positions be separate. Given his primary responsibility for managing our day-to-day operations as Chief Executive Officer, our Board believes that as Chairman, Mr. Bowman’s detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business enhances the quality of the Board’s overall decision-making process. As the Company continues to grow, the Board continues to evaluate the benefits of separating the positions of Chairman and Chief Executive Officer or introducing a role of lead independent director. Such an action would, in each case, allow for the separation of day-to-day management of business affairs from Board management and enhance the independence of the Board in its oversight of the business and in its objective evaluation and oversight of management’s performance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed in the section titled “Risk Factors” appearing in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report on Form 10-K”) accompanying this proxy statement. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Executive Sessions

Our independent directors meet in executive session, without the presence of management, including the Chief Executive Officer and Chief Operating Officer. Executive sessions are scheduled as a part of all regular Board meetings, and, in any event, such sessions are held not less than twice during each calendar year. The chairperson of each executive session reports to the Chief Executive Officer, as appropriate, regarding relevant matters discussed in the executive session.

Page | 6	2025 Proxy Statement

Code of Ethics
We have a written code of ethics for our senior financial officers, including our Chief Executive Officer and Chief Financial Officer (the “
Code of Ethics
”). In addition, we have a written code of ethics and business conduct that applies to all of our employees (the “
Code of Business Ethics
”). A current copy of each of the Code of Ethics and the Code of Business Ethics is posted on the investor relations section of our website, which is located at investors.bowman.com. If we make any substantive amendments to, or grant any waivers from, the Code of Ethics for any senior financial officer, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form
8-K.
Anti-Hedging Policy
We have adopted an insider trading policy that includes an anti-hedging provision prohibiting our employees from engaging in hedging or monetization transactions that can be accomplished through a number of possible mechanisms, including through the use of prepaid variable forward contracts, equity swaps, collars and exchange funds. To avoid uncertainty, any person wishing to enter into a transaction that might be deemed a hedging transaction is required to first submit the proposed transaction for review by our Company’s compliance officer. The determination by the compliance officer as to whether or not the proposed transaction constitutes a prohibited hedging transaction is final and binding on the employee. Our insider trading policy also prohibits short sales of our Company’s securities.
Board Meetings, Committee Membership and Meetings
The Board held 6 meetings in 2024. The Board has three standing committees: the audit committee, compensation committee and nominating and corporate governance committee. During fiscal year 2024, each of our current directors attended at least 75% of the total number of meetings of the Board and at least 75% of the total number of meetings of the committees of the Board on which such director served during that period.
The table below provides membership and meeting information for each of the committees of the Board in 2024.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James Laurito	X	Chairman	—
Raymond Vicks, Jr.	Chairman	—	X
Patricia Mulroy	X	X	X
Stephen Riddick	—	X	Chairman
Total meetings in 2024	8	6	4
Currently, we do not maintain a formal policy regarding director attendance at the annual meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our annual meeting. All members of the Board in 2024 were present at our 2024 annual meeting of stockholders.
Committees of the Board of Directors
Each of the audit committee, compensation committee, and nominating and corporate governance committee operates pursuant to a charter adopted by our Board of Directors. The composition and functioning of all our committees complies with applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations.

Page | 7	2025 Proxy Statement

The full text of our audit committee charter, compensation committee charter, and nominating and corporate governance committee charter are posted on the investor relations section of our website at investors.bowman.com. We do not incorporate the information contained on, or accessible through, our corporate website into this proxy statement, and you should not consider it a part of this proxy statement.

Our Board may from time to time establish other committees.

The information below pertains to our current committee membership as of the date of this proxy statement. Ms. Grebbien was appointed to the Board in April 2025 and will serve on the Compensation Committee and Nominating and Corporate Governance Committee effective May 23, 2025.

Audit Committee

Mr. Vicks, Ms. Mulroy and Mr. Laurito serve on the audit committee, which is chaired by Mr. Vicks. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services and fees, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•	reviewing quarterly earnings releases; and

•	reviewing our cybersecurity risk management.

All fees and services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. Our Board of Directors has determined that Mr. Vicks

Page | 8	2025 Proxy Statement

and Mr. Laurito each qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, our Board of Directors considered the nature and scope of experience that Mr. Vicks had as a partner at a large accounting firm and as a certified public accountant and Mr. Laurito’s previous experience as president and chief executive officer of several subsidiaries of publicly held companies. Our Board of Directors has determined that all of the members of our audit committee satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

Mr. Laurito, Mr. Riddick and Ms. Mulroy serve on the compensation committee, which is chaired by Mr. Laurito. The compensation committee’s responsibilities include:

•	annually reviewing and recommending to the Board of Directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) recommending to the Board of Directors the cash compensation of our Chief Executive Officer and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and approving the cash compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and recommending to the Board the compensation of our directors;

•	preparing our compensation committee report when required by SEC rules;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required, to be included in our annual proxy statement; and

•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Our Board of Directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

Role of Independent Compensation Consultant

Pursuant to its charter, the compensation committee has the sole authority to retain compensation consultants or advisors to assist it in fulfilling its responsibilities, including evaluating and determining executive and director compensation. During 2024, the compensation committee engaged PricewaterhouseCoopers (“PwC”) as its independent compensation consultant. PwC provided the compensation committee with analyses, advice, guidance and recommendations on executive and director compensation levels compared to our peers, including market trends, and provided updates on executive compensation trends and developments. During 2024, PwC was also separately engaged by management to perform tax consulting and internal audit/risk management services for the Company. The aggregate amount of fees billed by PwC for these services in 2024 was $645,265 consisting of $24,000 for services related to compensation matters and $621,265 for tax consulting and internal audit/risk management services. In 2024, the Board approved the provision of tax consulting and

Page | 9	2025 Proxy Statement

internal audit/risk management services to the Company by PwC, which has provided, and continues to provide, such services to the Company on an ongoing basis. In considering the independence of PwC, the compensation committee considered the additional services provided by PwC to the Company and determined that no conflicts of interest exist.

Role of Management and Delegation of Authority

Our compensation committee meets with our Chief Executive Officer before the end of the fiscal year to discuss the incentive compensation programs to be in effect for our executive officers for the following fiscal year and the corporate goals and objectives relevant to those programs. The Chief Executive Officer is not present during voting or any deliberations of the compensation committee as pertaining to the Chief Executive Officer’s compensation terms.

The compensation committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the compensation committee may deem appropriate in its sole discretion but did not do so in 2024.

Compensation Committee Interlocks and Insider Participation

None of the members of our current compensation committee is, or has at any time during the prior three years been, one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Nominating and Corporate Governance Committee

Mr. Riddick, Ms. Mulroy and Mr. Vicks serve on the nominating and corporate governance committee, which is chaired by Mr. Riddick. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•	reviewing the composition of the Board to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our Board and management.

Consideration of Director Nominees

Our nominating and corporate governance committee believes that members of the Board of Directors should have the highest professional and personal ethics and values and conduct themselves in a manner that is consistent with our Code of Ethics and Business Conduct. While the nominating and corporate governance committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who have: personal

Page | 10	2025 Proxy Statement

and professional integrity, ethics and values; experience in corporate management, a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment; experience in our industry; experience as a board member of another publicly held company; academic expertise in an area of our operations; diversity of experience and perspective including but not limited to diversity in geography, thought, viewpoints, background, skills and expertise; and practical and mature business judgment, including ability to make independent analytical inquiries.

The nominating and corporate governance committee considers possible candidates for nominees for directors from many sources, including management and stockholders. The nominating and corporate governance committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the nominating and corporate governance committee, in accordance with the criteria described above. The nominating and corporate governance committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. The nominating and corporate governance committee also provides input and guidance regarding the independence of directors, for review and approval by our Board.

The procedural and disclosure requirements of our amended and restated bylaws provide that stockholders who would like to propose a Board nominee for consideration by the nominating and corporate governance committee must deliver written notice to our Corporate Secretary, including disclosure of: (i) the relationship between the nominating stockholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in our securities; (ii) information we deem appropriate to ascertain the nominee’s qualifications to serve on the Board; and (iii) any other information required to comply with the proxy rules and applicable law. These requirements are more fully described in Section 2.12 of our amended and restated bylaws, a copy of which is available upon written request to Bowman Consulting Group Ltd., 12355 Sunrise Valley Drive, Suite 520, Reston, Virginia 20191, Attention: Corporate Secretary.

Page | 11	2025 Proxy Statement

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation provides that the number of our directors, other than those who may be elected by the holders of one or more series of our preferred stock, shall be fixed from time to time by resolution of our Board of Directors. Presently, we have a Board consisting of six directors. Gary Bowman and Stephen Riddick have been nominated by our Board for election as Class I directors to be voted on at the annual meeting. Each of Mr. Bowman and Mr. Riddick is a current director and each has consented to serve as a director. Each director to be elected will hold office for a term expiring at the annual meeting of stockholders to be held in 2028, and until such director’s successor is duly elected and qualified or until such director’s earlier resignation, death or removal. If either of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. Should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board.

In the vote on the election of the two Class I director nominees, stockholders may vote “FOR” nominees or “WITHHOLD” votes from nominees. The Class I director nominees receiving the highest number of “FOR” votes will be elected as directors. Votes that are withheld, abstentions and broker non-votes will have no effect on the outcome of the election.

The persons appointed by the Board as proxy holders intend to vote for the election of each of the below Class I director nominees, unless you indicate otherwise on the proxy or voting instruction card.

Set forth below is biographical and other information about the Class I director nominees and our other directors. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the nominating and corporate governance committee and the Board to determine that each nominee should serve as a director.

Our Board unanimously recommends that you vote “FOR” the nominees named below.

Class I Director Nominees Standing for Election

Gary Bowman, 68. Mr. Bowman has served as our Chairman and Chief Executive Officer since our founding in 1995. Since that time, he has led our growth to approximately $426 million in annual gross contract revenue and he retains a hands-on role overseeing all aspects of setting our strategic direction, mergers and acquisitions, operational execution, and stakeholder relations. Mr. Bowman is a licensed professional engineer with over 40 years of experience. Mr. Bowman earned a Bachelor of Science from Virginia Tech.

Mr. Bowman was selected to serve on our Board because his experience founding, managing and building our engineering and consulting firm into a national engineering platform, provides us with highly valuable industry specific business, leadership and management experience.

Stephen Riddick, 61. Mr. Riddick has served as one of our directors since March 2021. Mr. Riddick previously served as General Counsel and Corporate Secretary of Tenable Holdings, Inc. (Nasdaq: TENB) from June 2016 until his retirement in September 2022 where he was responsible for global legal affairs, corporate governance, government affairs, and regulatory compliance. From September 2010 to February 2016, Mr. Riddick served in various positions of increasing responsibility, including Group Associate General Counsel for Linde PLC (formerly Praxair, Inc.). From 1988 to 2010, Mr. Riddick was an attorney in private practice with global law firms where his practice focused on corporate transactions and governance matters on behalf of clients including investment banks and public and private companies in a wide variety of industries. Mr. Riddick currently serves as on the board of directors of Visa Credit Strategic Lending Corporation. Mr. Riddick earned his Bachelor of Arts from the University of Virginia and Juris Doctorate from the University of North Carolina.

Page | 12	2025 Proxy Statement

Mr. Riddick was selected to serve on our Board because of his extensive knowledge of public company matters, corporate governance, cybersecurity and data privacy as well as his deep experience in capital markets and mergers and acquisitions.

Continuing Directors with Terms Expiring in 2026

Patricia Mulroy, 72. Ms. Mulroy has served as one of our directors since March 2021. Ms. Mulroy is currently a Senior Fellow for Climate Adaptation and Environmental Policy and a Practitioner in Residence at the Saltman Center for Conflict Resolution at the William S. Boyd School of Law at University of Nevada, Las Vegas. Since November 2015, Ms. Mulroy has been owner, President and CEO of a consulting firm representing both corporate and government clients in water matters. She is a recognized expert in water resources and climate related adaptation strategies for both governments and corporations and recently completed her term as a member of the Global Agenda Council on Water of the World Economic Forum. Ms. Mulroy sits on the board of directors of Wynn Resorts (Nasdaq: WYNN). Ms. Mulroy earned a Bachelor of Arts and Master of Arts from University of Nevada, Las Vegas.

Virginia Grebbien, 62. Ms. Grebbien was appointed as a director on April 5, 2025 to fill the vacancy created by the resignation of Michael Bruen in October 2024. Ms. Grebbien has over 30 years of public and private water sector experience in North America and the Middle East. Most recently, from June 2008 until her retirement in April 2021, Ms. Grebbien was employed at Parsons Corporation (NYSE: PSN), where during her 13-year tenure, she held a succession of leadership roles including EVP of business development – global water, president of Parsons Water, president of Parsons Environment and Infrastructure, chief of staff to CEO, chief marketing officer and chief corporate affairs officer. She reported to former chairman and CEO, Charles L. Harrington and was instrumental in the company’s transformation and re-branding from a traditional engineering and infrastructure company into a global digital technology company and helped lead its 2019 initial public offering. Ms. Grebbien is a registered professional engineer in the state of California and holds a bachelor’s degree in civil engineering from California State Polytechnic University, Pomona. Ms. Grebbien was appointed to serve on the Board given her leadership and extensive experience in technology, natural resources and public policy.

Continuing Directors with Terms Expiring in 2027

James Laurito, 68. Mr. Laurito has served as one of our directors since March 2021. Mr. Laurito served as Executive Vice President, Business Development and Chief Technology Officer of Fortis, Inc. (NYSE:FTS), from May 2018 until his retirement in December 2021, where he was responsible for mergers and acquisitions, strategy, business development, innovation, technology and cybersecurity. From April 2016 to May 2018, he was EVP, Business Development at Fortis. From October 2014 to March 2016, Mr. Laurito served as the President and CEO of Central Hudson Gas & Electric Corp. and President and CEO of CH Energy Group, Inc., the holding company of Central Hudson Gas & Electric. From November 2009 to October 2014, Mr. Laurito was President of Central Hudson Gas & Electric Corp. From June 2003 to October 2009, Mr. Laurito was President and CEO of New York State Electric & Gas and Rochester Gas & Electric Corp, subsidiaries of Iberdrola/Energy East Corp. Mr. Laurito earned a Bachelor of Science degree in civil engineering from West Virginia University.

Raymond Vicks, Jr., 65. Mr. Vicks has served as one of our directors since May 2022. Mr. Vicks previously served as managing partner at The BMV Group, a position he held from August 2017 until his retirement in 2019. Mr. Vicks also served as senior vice president and chief financial officer of The HSC Health Care System from 2015 to 2018. Prior to that, Mr. Vicks served in roles of increasing responsibility at PricewaterhouseCoopers LLP from 1995 to 2014, including sixteen years as a partner. Mr. Vicks is a certified public accountant and received his B.S. in Accounting from Virginia Tech. He currently serves as a director of Tenable Holdings, Inc. (Nasdaq: TENB) where he is a member of the audit committee. He also serves as a director of Access Clinical Partners.

Page | 13	2025 Proxy Statement

EXECUTIVE OFFICERS

The following sets forth information regarding our non-director executive officers as of the date of this proxy statement. For information regarding Gary Bowman, our Chairman and Chief Executive Officer, see “Proposal No. 1 - Election of Directors” above.

Bruce Labovitz, 57. Mr. Labovitz has served as our Chief Financial Officer since January 2013. Mr. Labovitz has complete oversight of all our financial operations, budgeting, audit, capital strategies, treasury, compliance, tax, valuation, credit facilities and investor relations as well as designing and implementing the financial aspects of our growth and acquisition initiatives. Mr. Labovitz has over 30 years of experience in both private and public companies in a various range of industry groups. From September 2009 to January 2013, Mr. Labovitz served as Chief Financial Officer at ADR Software, LLC. From February 2002 to May 2009, Mr. Labovitz served as the Chief Financial Officer for Comstock Homebuilding Companies Inc. (Nasdaq: CHCI), managing its initial public offering in 2004. Mr. Labovitz earned dual Bachelor of Science degrees from the New York University Leonard Stern School of Business.

Robert Hickey, 67. Mr. Hickey has served as our Chief Legal Officer and Secretary since January 2013, and as a director from July 2003 until March 24, 2021. From July 2003 to January 2013, Mr. Hickey served as our Chief Financial Officer, General Counsel, Secretary, and Treasurer. Mr. Hickey has 40 years of business and legal experience, with 20 years of experience in the private practice of law. Mr. Hickey administers our legal affairs and designs and implements the legal aspects of our growth and acquisition initiatives. Mr. Hickey earned a Bachelor of Arts and Juris Doctorate from the University of Virginia.

Daniel Swayze, 54. Mr. Swayze has served as our Chief Operating Officer since July 1, 2024. Mr. Swayze joined Bowman in 2022 as Executive Vice President of Energy Services and served as Executive Vice President and Divisional Manager of the Company’s transportation, MEP, and renewables practices from January 2024 until July 2024. Prior to joining the Company, from November 2016 until August 2022, Mr. Swayze was chief operating officer at Onyx Renewable Partners L.P., a national renewable energy developer and financier established by Blackstone in 2014. In this position, he led the engineering, procurement, construction and asset management divisions of the New York City-based company. Mr. Swayze earned a Bachelor of Science in civil engineering from The Pennsylvania State University and a Master in Business Administration from Rutgers University.

There are no family relationships among any of our current directors or executive officers.

Page | 14	2025 Proxy Statement

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has selected Ernst & Young LLP to serve as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2025.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025. Although ratification is not required by our amended and restated bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice.

The affirmative vote of a majority of the shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon is required for approval of this proposal. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote “AGAINST” this proposal.

In the event that our stockholders fail to ratify the selection of Ernst & Young LLP, it will be considered a recommendation to the Board and the audit committee to consider other auditors for 2026. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2025 will stand unless the audit committee determines there is a reason to make a change. Even if the selection of Ernst & Young LLP as our independent registered public accounting firm is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Ernst & Young LLP is expected to attend the annual meeting, with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.

Our Board unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2024 and 2023 by Ernst & Young LLP:

	2024	2023
Audit fees (1)	$1,575,000	$1,897,500
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—

Total	$1,575,000	$1,897,500

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our financial statements included in our Annual Report on Form 10-K and registration statement on Form S-3, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements, consultations in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered and non-registered securities offerings.

Page | 15	2025 Proxy Statement

(2)

Audit-related fees would consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees would consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees would consist of fees for products and services other than the services reported above.

Pre-Approval Policies and Procedures

Our audit committee has and will pre-approve all audit services and permitted non-audit services to be performed for us by our auditors on a case-by-case basis, including the fees and terms thereof.

Page | 16	2025 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements, including the performance and compensation of our independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed our audited financial statements as of and for the period ended December 31, 2024 with management and with Ernst & Young LLP and discussed with Ernst & Young LLP those matters required to be discussed by the auditors with the audit committee under the rules adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP that firm’s independence from the Company and its management. Additionally, the audit committee pre-approved all audit and non-audit services provided to the Company by Ernst & Young LLP following its initial public offering.

Based upon the audit committee’s discussions with management and Ernst & Young LLP and the audit committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the audit committee, the audit committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2024 be included in our Annual Report on Form 10-K, for filing with the SEC.

The Audit Committee

Raymond Vicks, Jr.

Patricia Mulroy

James Laurito

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

Page | 17	2025 Proxy Statement

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our named executive officers for the fiscal years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Gary Bowman	2024	739,892		1,992,140	—	34,242	2,766,275
Chairman and Chief Executive Officer	2023	715,563		3,396,124	—	386,821	4,498,508
Bruce Labovitz	2024	495,645	245,644	7,567,359	99,129	61,929	8,469,706
EVP, Chief Financial Officer	2023	475,134		1,281,670	—	76,714	1,833,518
Robert Hickey EVP, Chief Legal Officer	2024	473,531		658,951	66,294	37,650	1,236,426
Michael Bruen (1)	2024	491,289		736,771	—	37,650	1,265,710
Former President	2023	475,134		1,281,670	—	36,650	1,793,454

1)

Mr. Bruen resigned as President and Director of the Company effective October 4, 2024 and retired from the Company effective January 3, 2025. See “2024 Compensation Arrangements – Employment Agreements.”

2)

Salary is subject to increase annually by the greater of (i) 3% or (ii) such amount as may be determined by the compensation committee. Mr. Labovitz’s salary increased from $491,289 to $500,000 on July 1, 2024. See “2024 Compensation Arrangements – Employment Agreements”.

3)	Represents a one-time cash bonus of $245,644 granted by the Board to Mr. Labovitz in May 2024 in recognition of his contributions on capital market matters in the first four months of 2024.
4)	The amounts in this column for 2024 include the following:

i.

For all the named executive officers, the grant date fair value of performance-based restricted stock units granted under the Long-Term Incentive Plan in February 2024 for the performance period January 1, 2024, through December 31, 2026, based on the original grant date of February 8, 2024. The grant date fair value of the performance-based restricted stock units was computed based on the probable outcome of the performance target as of the grant date which was the maximum level of achievement of the performance target. The value of the performance-based restricted stock units at the grant date assuming the maximum (or highest) level of performance achieved is as follows: Mr. Bowman—$1,877,827; Mr. Labovitz—$549,789; Mr. Hickey—$529,925; and Mr. Bruen—$549,789.

ii.

For Messrs. Labovitz, Hickey and Bruen, the grant date fair value of restricted stock awards granted under the Long-Term Incentive Plan in February 2024 calculated in accordance with ASC Topic 718, based on the grant date of February 8, 2024, in the following amounts: Mr. Labovitz—$111,070; Mr. Hickey—$107,082 and Mr. Bruen—$111,070. The restricted stock awards vest over a three-year period beginning one year from the date of grant.

iii.

For Messrs. Bowman, Hickey and Bruen, the grant date fair value of restricted stock awards granted in February 2025 under the Annual Bonus Plan calculated in accordance with ASC Topic 718, in the following amounts: Mr. Bowman—$114,314; Mr. Hickey—$21,944; and Mr. Bruen—$75,912. The annual incentive award is paid to each executive officer under the Annual Bonus Plan based on the Company’s level of achievement of performance objectives during each fiscal year. Under the Annual Plan, the annual bonus may be paid in cash, stock, or a combination of stock and cash based on the determination of the compensation committee, with recommendations from the Chief Executive Officer regarding the form of payment for each executive. The restricted stock awards vest no later than the first trading day of the calendar year following the date of the award. The compensation committee determined that Messrs. Bowman and Bruen would receive payment of the entire award in restricted stock, Mr. Labovitz would receive payment of the entire award in cash, and Mr. Hickey would receive 30% of the annual bonus in the form of restricted stock and 70% of the annual award in cash. See “Annual Bonus Plan” and footnote 5 below.

Page | 18	2025 Proxy Statement

iv.

For Mr. Labovitz the grant date fair value of performance-based restricted stock units granted in July 2024 for the performance period July 1, 2024, through June 30, 2028, based on the original grant date of July 1, 2024. The grant date fair value of the performance-based restricted stock units was $2,294,000, computed based on the probable outcome of the performance target as of the grant date which was the maximum (or highest) level of achievement of the performance target. In addition, this includes for Mr. Labovitz, the grant date fair value of restricted stock awards made in July 2024 calculated in accordance with ASC Topic 718 based on the original grant date of July 1, 2024 in the amount of $4,612,500. See “Employment Agreements.”

The valuation assumptions regarding the stock awards in this column are included in Note 16 in our financial statements for the year ended December 31, 2024 included in our Annual Report on Form 10-K.

5)

For Messrs. Labovitz and Hickey, these amounts reflect cash portion of the annual bonus under the Annual Bonus Plan, in the following amounts; Mr. Labovitz—$99,129; and Mr. Hickey—$66,294. As explained in footnote 4 above, Mr. Labovitz received his entire annual award in cash and Mr. Hickey received 70% of the annual bonus in cash. See “Annual Bonus Plan.”

6)

The amounts in this column include Company contributions to the Company’s qualified 401(k) plan, which is available to all employees, of $10,350 to each of Mr. Bowman, Mr. Hickey and Mr. Bruen and $9,903 to Mr. Labovitz. In addition, it includes perquisites and personal benefits as follows: Mr. Bowman—$23,892; Mr. Labovitz—$52,026; Mr. Hickey—$27,300 and Mr. Bruen—$27,300. These perquisites and personal benefits are as follows: Mr. Bowman—$14,592 for personal use of a company vehicle, and $9,300 of health savings account contributions; Mr. Labovitz—$24,726 for reimbursement of expenses (calculated at a fixed hourly rate) by the Company associated with his use of a private aircraft, $18,000 of auto allowance and $9,300 of health savings account contributions; Mr. Hickey—$18,000 of auto allowance and $9,300 of health savings account contributions; and Mr. Bruen—$18,000 of auto allowance and $9,300 of health savings account contributions.

Elements of Compensation

The primary elements of compensation for our executive officers in 2024 were base salary, annual incentive bonus and equity awards. Our executive officers are also entitled to participate in employee benefit plans and programs that we offer to our other employees, described below:

Health and Welfare Benefits. Our executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on generally the same basis as all of our other employees.

401(k) Plan. We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan qualifies as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which was $23,000 for calendar year 2024, and other testing limits. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2024 was up to an additional $7,500 above the statutory limit. The 401(k) plan provides for discretionary matching and profit-sharing contributions, we currently provide a 50% match of each employee contribution to the 401(k) plan, subject to a maximum match of 3% of eligible compensation. Participant contributions are held by the plan’s trustee and invested pursuant to the participant’s instruction.

Perquisites. We generally provide the named executive officers and employees at the level of vice president and above a vehicle allowance and reimbursement for aircraft use, as applicable, which we believe to be fair, reasonable, and consistent with our business. In addition, our executives receive Company contributions towards their health savings accounts.

Nonqualified Deferred Compensation. We do not maintain non-qualified defined contribution plans or other non-qualified deferred compensation plans.

Page | 19	2025 Proxy Statement

Outstanding Equity Awards at 2024 Fiscal Year End

The following table sets forth information concerning unvested restricted stock awards and performance-based restricted stock units for each executive officer outstanding as of the end of the fiscal year ended December 31, 2024. Each restricted stock award and performance-based restricted stock unit award is shown separately for each executive officer.

Name	Grant Date	Number of Shares or Units of Stock that have not Vested(1) #	Market Value of Shares or Units of Stock that have not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested(3) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (2) ($)
Gary Bowman	02/08/24	10,279	256,461	73,843	1,842,383
	02/09/23			132,031	3,294,173
	02/09/22			100,262	2,501,537
	05/06/21	95,875	2,392,081
Bruce Labovitz	07/01/24	150,000	3,742,500	100,000	2,495,000
	02/08/24	6,819	170,134	21,451	535,202
	02/08/24	3,064	76,447
	02/09/23	3,670	91,566	38,355	956,957
	02/09/22	1,414	35,279	29,126	726,694
	12/31/20	11,062	275,997
Robert Hickey	02/08/24	3,293	82,160
	02/08/24	2,954	73,702	20,676	515,866
	02/09/23	3,538	88,273	36,969	922,376
	02/09/22	1,363	34,007	28,073	700,421
	12/31/20	11,062	275,997
Michael Bruen	02/08/24	6,819	170,134
	02/08/24	3,064	76,447	21,451	535,202
	02/09/23	3,670	91,566	38,355	956,957
	02/09/22	1,414	35,279	29,126	726,694
	12/31/20	5,782	144,261

(1)

This column reflects the number of time-based restricted stock awarded to executives. Awards granted in February 2024, February 2023, and February 2022 to Messrs. Labovitz, Hickey, and Bruen under the Long-Term Incentive Plan vest annually over a three-year period beginning one year following the grant date. Awards granted in February 2024 under the 2021 Executive Short Term Incentive Plan to Messrs. Bowman, Labovitz, Hickey and Bruen, in the amounts of 10,729, 6,819, 3,293 and 6,819, respectively, vest on January 2, 2025. Mr. Bowman’s time-based restricted award, granted in May 2021, was made in connection with the Company’s initial public offering and vests in five equal installments on the anniversary of the grant date. The awards for Messrs. Labovitz, Hickey and Bruen in December 2020 were made prior to the Company’s initial public offering and vested in equal installments on January 1, 2022, 2023, and 2025. Mr. Labovitz’s time based restricted award, granted in July 2024, vests on June 30, 2028.

(2)	The amounts in this column are based on the closing price of our common stock on December 31, 2024 of $24.95.
(3)

This column reflects the number of performance-based restricted stock units that may be earned by the executives at the maximum level of performance (75th percentile or higher) based on the Company’s total stockholder return compared against a peer group over a performance period as determined by the compensation committee in February of the year following the end of the performance period. For performance-based restricted stock units awarded in February 2024, the performance period is the three-year period January 1, 2024 through December 31, 2026. For performance-based restricted stock units awarded in February 2023, the performance period is the three-year period January 1, 2023 through December 1, 2025. For performance-based restricted stock units awarded in February 2022, the performance period is the three-year period January 1, 2022 through December 31, 2024. For Mr. Labovitz’s performance-based restricted stock units awarded in July 2024, the performance period is the period July 1, 2024 through June 30, 2028.

Page | 20	2025 Proxy Statement

2024 Compensation Arrangements

Prior to our initial public offering in May 2021, we adopted compensation programs for our executives, which included entering into written employment agreements with each of our executive officers that became effective with our initial public offering on May 11, 2021. Mr. Labovitz entered into a new employment agreement with the Company on July 8, 2024, which was effective on July 1, 2024. Mr. Hickey’s employment agreement was amended and restated as of August 22, 2024 to change dates and remove provisions that were no longer relevant and Mr. Bowman’s employment agreement was amended on August 16, 2024 to remove a provision that was no longer relevant.

Employment Agreements

The written employment agreements provide for, among other things, the payment of base salary, reimbursement of certain costs and expenses, and for each executive officer’s participation in an Annual Bonus Plan, equity awards (“Equity Awards”) under the Equity Incentive Plan (as defined below), and employee benefit plans. These employment agreements are referred to collectively as the Executive Employment Agreements and from time to time, individually, as the “Employment Agreement”. Messrs. Bowman, Labovitz and Hickey are from time to time referred to herein as “Executives”.

Page | 21	2025 Proxy Statement

The initial term of Mr. Bowman’s Employment Agreement commenced on May 11, 2021 and ends on December 31, 2026, with automatic two-year renewals thereafter unless earlier terminated as described in the Agreement. Under the terms of the Agreement, as amended, Mr. Bowman is (i) entitled to an annualized base salary, subject to annual upward adjustment as described in footnote 2 of the Summary Compensation Table; (ii) eligible to participate in the Annual Bonus Plan and Equity Award as described below; (iii) entitled to participate in our health, insurance, retirement and other employee benefits; and (v) entitled to certain other specified fringe benefits, reimbursements, life insurance and working facilities described in his Employment Agreement. Mr. Bowman’s employment agreement contains provisions related to his ability to pledge his shares of stock.

Mr. Labovitz’s new Employment Agreement was effective as of July 1, 2024 and provides for an initial term expiring June 30, 2028 (the “Initial Term”) with automatic one-year renewals thereafter unless terminated as described in the Agreement. Under the terms of his Employment Agreement, Mr. Labovitz is (i) entitled to an annualized base salary of $500,000, subject to annual upward adjustment as described in footnote 2 of the Summary Compensation Table; (ii) eligible to participate in the Annual Bonus Plan as described below; (iii) entitled to participate in our health, insurance, retirement and other employee benefits; and (iv) entitled to certain other specified fringe benefits and reimbursements described in his Employment Agreement. In lieu participating in the Equity Award or any other long-term incentive plans available to executives during the Initial Term, Mr. Labovitz received: (i) an award of 150,000 shares of time-based restricted stock which cliff vests in four years, and (ii) an award of 100,000 performance-based restricted stock units that may be earned by Mr. Labovitz if the Company achieves the maximum level of performance (75th percentile or higher) on total stockholder return compared against a peer group over the Initial Term. Mr. Labovitz is eligible, after the Initial Term and subject to his continued employment by the Company, to participate in long-term incentive programs that are made available in the future to similarly situated executives of the Company.

Mr. Hickey’s Employment Agreement was amended and restated as of August 22, 2024. His term of employment commenced on May 11, 2021, and ends on December 31, 2025 with automatic one-year renewals thereafter unless earlier terminated as described therein. Under the terms of his Employment Agreement, Mr. Hickey is (i) entitled to an annualized base salary of $473,531, subject to annual upward adjustment as described in footnote 2 of the Summary Compensation Table; (ii) eligible to participate in the Annual Bonus Plan and Equity Award as described below; (iii) entitled to participate in our health, insurance, retirement and other employee benefits; and (iv) entitled to certain other specified fringe benefits and reimbursements described in his Employment Agreement.

Each of the Executive Employment Agreements provides that the Executive shall devote the substantial portion of his business time, attention, skill, energy and best efforts to the business and affairs of the Company and shall not engage in any activity that: (i) conflicts with the interests of the Company, (ii) interferes with the proper and efficient performance of Executive’s duties for the Company, or (iii) interferes with the Executive’s judgement in the Company’s best interest. Mr. Bowman’s Employment Agreement acknowledges that he has disclosed to the Company certain other business relationships and ownership interests, and pursuant to his Employment Agreement the Company consents to the continuation of these business relationships and ownership interests, present and future, provided they do not interfere with Mr. Bowman’s duties under his Agreement.

Each of the Executive Employment Agreements binds the Executive to specified confidentiality, non-competition, non-solicitation and non-disparagement covenants. The confidentiality covenants apply during the term of the Agreement and at all times thereafter. The non-competition and non-solicitation covenants apply during the term of the Agreement and for two years following termination of employment.

The non-disparagement covenant is mutual and applies at all times during employment and thereafter. The Employment Agreements do not prohibit us from waiving a breach of a restrictive covenant.

Mr. Bruen’s Employment Agreement commenced on May 11, 2021, and provided for an initial term that ended on December 31, 2024 with automatic one-year renewals thereafter unless earlier terminated as described

Page | 22	2025 Proxy Statement

therein. Under the terms of his Employment Agreement, Mr. Bruen was (i) entitled to an annualized base salary, subject to annual upward adjustment as described in footnote 2 of the Summary Compensation Table; (ii) eligible to participate in the Annual Bonus and Equity Award as described below; (iv) entitled to participate in our health, insurance, retirement and other employee benefits; and (v) entitled to certain other specified fringe benefits and reimbursements described in his Employment Agreement. On October 7, 2024, Mr. Bruen notified the Company of his planned retirement, effective as of January 3, 2025, and his resignation as President and as a member of the Board of Directors effective as of October 4, 2024. Mr. Bruen’s notice of retirement, which was given on October 1, 2024, constituted a notice of nonrenewal by Mr. Bruen of the Employment Agreement, and his retirement was consented to by the Compensation Committee for purposes of Mr. Bruen’s right to continued vesting of certain restricted stock awards and performance based restricted stock units previously granted to Mr. Bruen. In connection with Mr. Bruen’s retirement and resignation, Mr. Bruen and the Company entered in to a Letter Agreement that provided, in addition to the applicability of the terms and conditions of the equity awards applicable to retirement, that Mr. Bruen would be eligible to receive his short-term incentive plan award for 2024, in an amount determined by the Compensation Committee based on the Company’s achievement of performance objectives for the year in accordance with the terms of the Employment Agreement, and would be engaged as an independent contractor to provide consulting services to the Company for a period of 13 weeks following his retirement for a fee of $9,447.87 per week.

Severance Payments and Benefits

Each of the Executive Employment Agreements contains provisions whereby if the Executive’s employment is terminated due to his death or permanent disability he will be entitled to payments of base salary, health and other fringe benefits, and accelerated vesting of outstanding equity awards, all as specified in their respective employment agreements. Each of the Executive Employment Agreements contain provisions whereby if the Executive’s employment is terminated by the Company through non-renewal, by the Company without Cause or by the Executive for Good Reason, he will be entitled to payments of base salary, health and fringe and other benefits, and accelerated vesting of outstanding equity awards, all as specified in their respective employment agreements. Except for Mr. Labovitz, each of the Executive Employment Agreements contain provisions whereby following a Change in Control the Executive is entitled to certain payments in the event of a termination of employment by the Company without Cause or by the Executive with Good Reason, all as specified in the respective employment agreement. Mr. Labovitz’s Employment Agreement specifies that if he terminates his employment (i) during the period July 1, 2026 through June 30, 2028 without Good Reason and with 180 days prior written notice, he would be entitled to payments of base salary, health and fringe and other benefits, and accelerated vesting of 50,000 shares of the time-based restricted stock granted on July 1, 2024 or (ii) as a result of a Change in Control but without Good Reason and with 180 days prior written notice, he would be entitled to payments of two times his base salary, health and fringe and other benefits, and accelerated vesting of all equity awards.

Each of the Executive Employment Agreements defines Cause, Good Reason and Change in Control as follows:

“Cause” means the Executive’s (i) continued and willful failure, or refusal by Executive, to substantially perform his duties or responsibilities to the Company under his employment agreement (other than as a result of disability); (ii) engaging in gross negligence or willful misconduct that has a material adverse effect on our reputation or business; (iii) fraud or embezzlement committed by the Executive (or at his direction), or misappropriation (or attempted misappropriation) by Executive of any Company funds; (iv) conviction of, or pleading “guilty” or “no contest” to, (1) a felony or (2) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or otherwise have an adverse impact on our reputation or business; or (v) material breach of his employment agreement or material breach of the restrictive covenants contained in the employment agreement.

“Good Reason” means, without Executive’s written consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in employment agreement; (ii) a reduction in base salary; (iii) a material

Page | 23	2025 Proxy Statement

diminution in Executive’s overall compensation opportunity, which includes the sum of Executive’s Base Salary and Annual Bonus opportunity, (and, for Mr., Bowman, the historic grant date value of equity awards and benefits and allowances); (iv) the relocation of Executive’s principal place of performance by more than twenty-five (25) miles (or fifteen (15) miles in the case of Mr. Bowman) from our current corporate headquarters, or such other place of employment at which Executive has agreed to be based; or (v) in the event of a sale of all or substantially all the assets of the Company, a failure of the Company to have the Executive’s employment agreement assigned to, or assumed by, the acquiror within 15 business days of such sale. In the case of Messrs. Labovitz and Hickey, Good Reason additionally means written notice by the Company to the Executive of nonrenewal of the employment agreement without an offer to the Executive of at-will employment with substantially the same title, duties and responsibilities, total overall compensation opportunity and principal place of performance as in effect prior to receipt of the notice of nonrenewal.

“Change in Control” has the meaning contained in 2021 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”), as amended from time to time (or any successor plan). Under the Equity Incentive Plan, “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company. A “change in the ownership” of the Company will occur on the date on which any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), acquires ownership of more than 50% of the total fair market value or total voting power of the Company. A “change in the effective control” of the Company will occur on either of the following dates: (i) the date on which any person, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership 30% or more of the total voting power of the Company or (ii) the date on which a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election. A “change in the ownership of a substantial portion of the assets” of the Company will occur on the date on which any one person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Annual Bonus Plan

Under our 2021 Executive Officers Short-Term Incentive Plan (the “Annual Bonus Plan”), adopted in November 2021 and amended in February 2023, annual bonuses may be awarded to the executive officers and other executives who are approved by the compensation committee based on the Company’s achievement of performance goals established by the compensation committee and approved by the Board. The annual award may be paid in cash, stock, or a combination of stock and cash. The compensation committee, based on recommendations from the Chief Executive Officer, makes the determination regarding the form of payment for each executive prior to March 1 of the applicable performance year. Any stock that is awarded in payment of the annual bonus will be (i) valued based on the fair market value of the Company’s common stock calculated in 2024 as the volume weighted average trading price of the Company’s common stock for the 200 trading days prior to year end of the performance year, and (ii) vest no later than the first trading day of the calendar year following the date of the award.

The total annual bonus that an Executive may earn under this plan depends on: (1) his salary or eligible earnings because the bonus was calculated and paid as a percentage of the annual salary or amount earned and (2) the level of performance attained because performance levels are set at the threshold, target and maximum levels of achievement and results are interpolated between these levels. The Executive Employment Agreements set forth the amount that may be earned by each executive officer as follows:

Name	Threshold as a % of Earnings	Target as a % of Earnings	Maximum as a % of Earnings
Gary Bowman	25	50	100
Bruce Labovitz	25	50	100
Robert Hickey	25	50	100
Michael Bruen	25	50	100

Page | 24	2025 Proxy Statement

The compensation committee has broad discretion under the Annual Bonus Plan to establish performance goals for the year, which may be financial and/or nonfinancial goals as well as setting the level of satisfaction or achievement necessary for determining performance. The Annual Bonus Plan also provides that the compensation committee may, in its discretion, adjust the performance goals and the award opportunity during the year to account for the occurrence of external events or unanticipated business conditions. The compensation committee considers the establishment of appropriate metrics generally in February of each year. For 2024, the compensation committee selected the following metrics, Adjusted EBITDA Margin (50% weight), Growth in Organic Revenue (25% weight) and Growth in Overall Revenue (25% weight) as the performance measures. The compensation committee established the following levels of achievement at “Threshold”, “Target” and “Maximum” necessary for determining performance.

Metric	Threshold	Target	Maximum
Adjusted EBITDA Margin, net(1)	14.5%	16.5%	$18.5%
Growth in Organic Revenue	$361,000,000	$370,000,000	$377,000,000
Growth in Overall Revenue	$386,000,000	$429,000,000	$472,000,000

(1)

Adjusted EBITDA Margin, net is a non-GAAP measure defined by us as net income before interest expense, income taxes and depreciation and amortization, plus expenses associated with discontinued operations, legal settlements not related to our general course of business professional services, and other costs not in the ordinary course of business, non-cash stock-based compensation, and other adjustments such as costs associated with raising equity and other forms of capital, as a percentage of net service billings. Net service billing is defined by us as gross revenue less revenue derived from pass-through sub-consultant fees and reimbursable expenses, or that portion of our gross contract revenue attributable to services performed by our employees. See the reconciliation of Adjusted EBITDA Margin, net to net income on page 59 of our Annual Report on Form 10-K.

For the year ended December 31, 2024, the Company achieved Adjusted EBITDA Margin, net of 15.70%, which was above Threshold and below Target. The Company, however, was below the threshold on both Growth in Organic Revenue and Growth in Overall Revenue, and as a result, no bonus was earned on these two measures. With respect to Adjusted EBITDA Margin, net, each executive earned the following portion of the annual bonus for 2024; Mr. Bowman—$147,978; Mr. Labovitz—$99,129; Mr. Hickey $94,706; and Mr. Bruen—$98,258. Under the Annual Bonus Plan, the annual bonus may be paid in cash, stock, or a combination of stock and cash based on the determination of the compensation committee, with recommendations from the Chief Executive Officer regarding the form of payment for each executive. For performance year 2024, the compensation committee determined that Messrs. Bowman and Bruen would receive payment of the entire annual bonus in restricted stock, Mr. Labovitz would receive payment of the entire annual bonus in cash, and Mr. Hickey would receive 30% of the annual bonus in stock and 70% of the annual bonus in cash. Based on determinations made by the compensation committee, (i) each Executive who received the annual bonus, or a portion of the annual bonus, in an award of restricted stock, and the amounts of such awards, were as follows: Mr. Bowman – 5,251 shares; Mr. Hickey – 1,008 shares; and Mr. Bruen – 3,487 shares, and (ii) each Executive who received the annual bonus, or a portion of the annual bonus, in cash and the amount of cash were as follows: Mr. Labovitz—$99,129; and Mr. Hickey—$66,294.

Long-Term Incentive Plan

On November 10, 2021, the compensation committee approved the adoption of the 2021 Executive Officers Long Term Incentive Plan (the “Long-Term Incentive Plan”). The Long-Term Incentive Plan permits the award of equity-based awards to the executive officers and other executives who are approved by the compensation committee. Under the Long-Term Incentive Plan, Executives have the opportunity to receive under the Equity Incentive Plan both time-based restricted stock awards and performance-based restricted stock units. Unless previously set forth in an employment agreement, the compensation committee will establish an Executive’s threshold, target, and maximum award opportunity as a percentage of such Executive’s salary. For each of the

Page | 25	2025 Proxy Statement

executive officers these levels were established under his employment agreement. In the case of Mr. Bowman, the threshold equity award value opportunity was 75% of base salary, the target equity award value opportunity was 150% of base salary, and the maximum equity award value opportunity was 300% of base salary. In the case of Messrs. Labovitz, Hickey, and Bruen the threshold equity award value opportunity was 35% of base salary, the target equity award value opportunity was 75% of base salary, and the maximum equity award value opportunity was 150% of base salary. The Long-Term Incentive Plan also provides for vesting of certain of the performance-based restricted stock units in the event of an Executive’s Retirement or Early Retirement, as defined in the plan. Each of the Executive Employment Agreements addresses vesting in the event of death, disability, and other circumstances. As discussed above, in lieu of participating in Equity Awards or the Long-Term Incentive Plan during the Initial Term, Mr. Labovitz received awards of certain performance-based restricted stock units and restricted stock. Mr. Labovitz is eligible, after the Initial Term and subject to his continued employment by the Company, to participate in the Long-Term Incentive Plan. See “Employment Agreements.”

For Messrs. Labovitz, Hickey and Bruen, 25% of the total target award opportunity is an annual grant of time-based restricted stock that vests quarterly over a three-year period beginning on December 31 in the year of grant. The Long-Term Incentive Plan also provides for vesting of 100% of the time-based award in the event of an Executive’s Retirement or Early Retirement, as defined in the plan. The remaining 75% of the target award opportunity is a grant of performance-based restricted stock units. For Mr. Bowman, 100% of the award opportunity is in performance-based restricted stock units. The restricted stock units vest based on the Company’s level of achievement measured over a defined performance period on total stockholder return relative to a peer group approved by the compensation committee, as follows:

Relative Total Stockholder Return at end of Performance Period	Vesting % Level
75th Percentile or higher	100%
55th Percentile	50%
35th Percentile	25%
Below 35th Percentile	0%

The compensation committee awarded the following time-based restricted stock in 2024 under the Long-Term Incentive Plan, which vest over a three-year period beginning one year from the date of grant: Mr. Labovitz—3,064 shares; Mr. Hickey —2,954 shares and Mr. Bruen—3,064 shares. In addition, the compensation committee granted the following awards of performance-based restricted stock units for the performance period January 1, 2024 through December 31, 2026: Mr. Bowman—73,843 units; Mr. Labovitz—21,451 units; Mr. Hickey—20,676 units; and Mr. Bruen—21,451 units. The award opportunity represents the maximum number of shares that may be earned at the end of the performance period if the Company achieves the maximum level of performance on total stockholder return relative to the peer group approved by the compensation committee.

Termination and Change in Control Provisions

Each of the Executive Employment Agreements contains provisions whereby if the Executive’s employment is terminated under certain circumstances, including a change in control, he will be entitled to certain payments and accelerated vesting of outstanding equity awards, all as specified in their respective employment agreements, as described above. See “Employment Agreements—Severance Payments and Benefits”. Under the Equity Incentive Plan, in the event of a Change in Control (as defined above), if the acquiring company elects not to assume awards granted under the Equity Incentive Plan, such awards will be subject to accelerated vesting. Our equity award agreements also provide for acceleration of awards upon the Executive’s death or disability, or if the Executive’s employment with the Company is terminated (A) by the Company without Cause, (B) by the Executive for Good Reason, or (C) by the Executive for Good Reason related to a Change in Control for Good Reason related to a Change in Control, provided that the Executive

Page | 26	2025 Proxy Statement

executes a release agreement. The terms Cause, and Good Reason are defined in the Executives’ respective Executive Employment Agreements. See “Employment Agreements—Severance Payments and Benefits.”

2021 Omnibus Equity Incentive Plan

On May 11, 2021, our stockholders approved our Equity Incentive Plan. Under the Equity Incentive Plan, we may grant cash and equity incentive awards to eligible employees, consultants and directors, among others, to attract, motivate and retain the talent for which we compete. The Equity Incentive Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, restricted stock, dividend equivalents, restricted stock units, stock appreciation rights, and other stock or cash-based awards. All awards under the Equity Incentive Plan are set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

The Equity Incentive Plan also provides for compensation for non-employee directors subject to the Equity Incentive Plan’s limitations. Our compensation committee may modify the non-employee director compensation program from time to time, provided that the maximum dollar value of any equity awards granted as compensation for services as a non-employee director during any fiscal year may not exceed $250,000, increased to $500,000 in the fiscal year of a non-employee director’s initial service as a non-employee director. All awards are subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy or in the applicable award agreement.

2021 Employee Stock Purchase Plan

On May 11, 2021, our stockholders approved our 2021 Employee Stock Purchase Plan (the “ESPP”). Our ESPP allows eligible U.S. employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. Generally, all regular employees employed by us or by any of our participating affiliates are eligible to participate in our ESPP, and to contribute through payroll deductions up to 15% of their earnings (as defined in our ESPP) for each pay period during an offering period for the purchase of our common stock under our ESPP. Our executive officers who are subject to the reporting obligations of Section 16(a) of the Exchange Act are not eligible to participate in the ESPP.

Director Compensation

Our non-employee directors receive compensation in the form of an annual retainer for Board and committee service, including service as chair of a committee, and an annual grant of equity.

2024 Director Compensation

Annual Retainer

For 2024, each non-employee director received an annual retainer of $50,000, paid in quarterly installments. Non-employee directors who served as the chairs of the audit, compensation and nominating and corporate governance committees received additional annual retainers of $15,000, $10,000 and $10,000, respectively. Non-employee directors who served as members of the audit, compensation and nominating and corporate governance committees received additional annual retainers of $10,000, $5,000, and $5,000, respectively.

Annual Stock Award

For 2024, each non-employee director also received an annual stock award effective after the second quarterly meeting of the Board valued at $100,000. The number of shares was determined by dividing $100,000 by the fair market value of the Company’s common stock calculated as the volume weighted average trading price of the Company’s common stock for the 200 trading days prior to the award. The award generally vests one

Page | 27	2025 Proxy Statement

year from the grant date. In 2024, the annual stock award was granted on May 16, 2024. The volume weighted average trading price for the period was $32.58 so each director received 3,069 shares of common stock. The column below reflects the value of the annual stock award based on the closing price of the Company’s common stock on May 16, 2024, which was $31.82.

Stock compensation for non-employee directors is subject to annual limits set forth in the Equity Incentive Plan. Our Board or compensation committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, considering such factors, circumstances, and considerations as it shall deem relevant from time to time, subject to the annual limit. See “2021 Omnibus Equity Incentive Plan.” As provided in the Equity Incentive Plan, our Board or compensation committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board or its authorized committee may determine in its discretion.

The following table sets forth information regarding the compensation of our non-employee directors for 2024. Gary Bowman, our Chairman and Chief Executive Officer, is omitted from the table as he did not receive any additional compensation for his services as Chairman. For more information on the compensation of Mr. Bowman, see “Executive and Director Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Raymond Vicks, Jr.	70,000	97,656	167,656
Stephen Riddick	65,000	97,656	162,656
James Laurito	70,000	97,656	162,656
Patricia Mulroy	70,000	97,656	162,656

(1)

Grants of restricted stock were made on May 16, 2024. The amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The valuation assumptions regarding the stock awards are included in Note 16 in our financial statements for the year ended December 31, 2024 included in our Annual Report on Form 10-K.

(2)	The aggregate number of shares of restricted stock held by each non-employee director serving on December 31, 2024 was as follows:

Name	Aggregate Number of Stock Awards Outstanding at December 31, 2024
Raymond Vicks, Jr.	14,848
Stephen Riddick	16,160
James Laurito	22,536
Patricia Mulroy	18,411

Stock Ownership Policy

In May 2021, the Board adopted a requirement that non-employee directors own Company common stock with a market value equal to three times the annual cash retainer paid to directors. Compliance is measured annually on the date of the annual meeting of stockholders, using the cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of our common stock will not affect the amount of stock that directors are required to hold during the year. There is a transition period of three years from the date of election to the Board for directors to achieve the ownership requirement. Messrs. Vicks, Riddick and Laurito and Ms. Mulroy have met the stock ownership requirement.

Page | 28	2025 Proxy Statement

2025 Director Compensation

The compensation committee reviews the non-employee director compensation generally biennially. Based upon a review of market data by the compensation committee and its compensation consultant, the compensation committee recommended, and the Board approved on February 7, 2025, changes to the non-employee director compensation for 2025 which are described below:

Annual Cash Retainer: Non-employee directors will receive an annual retainer for service on the Board of $67,500.

Annual Committee Chair Retainers: Non-employee directors serving as the chairs of the audit, compensation and nominating and corporate governance committees will receive additional annual retainers of $20,750, $20,000 and $12,000, respectively.

Annual Committee Service Retainer: Non-employee directors serving as members of the audit, compensation and nominating and corporate governance committees receive additional annual retainers of $10,000, $6,000, and $6,000, respectively.

Annual Stock Award: Non-employee directors will receive an annual stock award effective after the second quarterly meeting of the Board valued at $132,500.

Initial Director Stock Award: Non-employee directors will receive a one-time award equal to the annual stock award when elected or appointed to the Board.

Equity Compensation Plan Information

The following table summarizes information with respect to the Company’s compensation plan under which our equity securities are authorized for issuance as of December 31, 2024:

	Equity Compensation Plan Information As of December 31, 2024
	(in thousands, except exercise price)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in first column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2021 Omnibus Equity Incentive Plan(1)	—	—	714,971	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	714,971	(2)

(1)

The Equity Incentive Plan contains an evergreen provision, pursuant to which the number of shares of common stock available for issuance thereunder is increased annually on January 1 of each calendar year by an amount equal to five percent (5%) of the shares of common stock outstanding on the final day of the immediately preceding calendar year, provided that our Board may act prior to January 1 of each year to either eliminate or reduce that increase in the number of shares available for issuance.

(2)

Excludes (i) 754,713 additional shares of common stock that became available for issuance effective January 1, 2024 and (ii) 869,106 additional shares of common stock that became available for issuance effective January 1, 2025.

Page | 29	2025 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 31, 2025 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our capital stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities as well as any shares of common stock that the person has the right to acquire within 60 days of March 31, 2025 through the exercise of stock options or other rights. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The column entitled “Percentage of Outstanding Shares Beneficially Owned” is calculated based on 17,337,090 shares of common stock outstanding as of March 31, 2025. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for persons listed in the table is c/o Bowman Consulting Group Ltd. at 12355 Sunrise Valley Drive, Suite 520, Reston, Virginia 20191.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Directors and Named Executive Officers
Gary Bowman(1)	2,339,041	13.49%
Bruce Labovitz(2)	405,560	2.34%
Robert Hickey(3)	188,177	1.09%
Michael Bruen(4)	370,572	2.14%
Raymond Vicks, Jr.(5)	14,848	*
Stephen Riddick(6)	16,160	*
James Laurito(7)	22,536	*
Patricia Mulroy(8)	18,411	*
Virginia Grebbien(9)
All executive officers and directors as a group (9 persons, including the above) (10)	3,020,233	17.42%
5% or More Stockholders
FMR LLC (11)	2,730,755	15.75%
BlackRock, Inc. (12)	1,499,327	8.65%

*	Less than 1%.
(1)

Consists of (i) 940,703 shares held directly by Mr. Bowman and (ii) 1,398,338 shares held by Bowman Family Asset Management, LLC. Mr. Bowman has shared voting and dispositive power over the 1,398,338 shares of common stock held by Bowman Family Asset Management, LLC, of which he is the manager.

(2)	Consists of 405,560 shares held directly by Mr. Labovitz.

Page | 30	2025 Proxy Statement

(3)	Consists of 188,177 shares held directly by Mr. Hickey.
(4)	Consists of 370,572 shares held directly by Mr. Bruen.
(5)	Consists of 13,848 shares held by Mr. Vicks and (ii) 1,000 shares held for the granddaughter of Mr. Vicks through a UTMA for which Mr. Vicks serves as custodian.
(6)	Consists of 16,160 shares held directly by Mr. Riddick.
(7)	Consists of 22,536 shares held directly by Mr. Laurito.
(8)	Consists of 18,411 shares held directly by Ms. Mulroy.
(9)	Ms. Grebbien received a one-time initial restricted stock award of 5,326 shares of common stock upon joining the Board on April 11, 2025.
(10)	Includes shares directly held by Ms. Grebbien and Mr. Swayze and excludes shares directly held by Mr. Bruen, who resigned as President and Director of the Company effective October 4, 2024.
(11)	According to a Schedule 13G/A filed with the SEC on November 12, 2024 by FMR LLC with respect to shares held by FMR LLC. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(12)	According to a Schedule 13G filed with the SEC on November 8, 2024 by BlackRock, Inc. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

Page | 31	2025 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leased commercial office space from BCG Chantilly, LLC (“BCC”), an entity in which Mr. Bowman, Mr. Bruen and Mr. Hickey collectively owned a 63.6% interest until April 19, 2024. As of December 31, 2024and 2023, there were no amounts due to or receivables due from BCC. Rent expense for years ended December 31, 2024 and 2023 was $27,000 and $0.1 million, respectively.

Bowman Lansdowne Development, LLC (“BLD”) is an entity in which Mr. Bowman has an ownership interest. On December 31, 2024 and 2023, the Company’s notes receivable included $0.5 million and $0.5 million, respectively, from BLD, with a maturity date of December 31, 2027. Mr. Bowman has executed a Guaranty of Collection for the current unpaid principal balance.

Lansdowne Development Group, LLC (“LDG”) is an entity in which BLD has a minority ownership interest. On December 31, 2024 and 2023, our accounts receivable included $0.1 million and $0.1 million, respectively, due from LDG. On December 31, 2024 and 2023, notes receivable included $0.4 million and $0.4 million, respectively, from LDG, with a maturity date of December 31, 2027. Mr. Bowman has executed a Guaranty of Collection for the current unpaid principal balance.

Bowman Realty Investments 2010, LLC (“BR10”) is an entity in which Mr. Bowman has an ownership interest. On December 31, 2024 and 2023, the Company’s notes receivable included $0.2 million and $0.2 million, respectively, from BR10, with a maturity date of January 31, 2027. BR10 executed a Pledge and Assignment Agreement as security for its obligation to the Company.

Alwington Farm Developers, LLC (“AFD”) is an entity in which BR10 has a minority ownership interest. On December 31, 2024 and 2023, notes receivable included $1.2 million and $1.2 million, respectively, from AFD, with a maturity date of February 15, 2026. Subsequent to December 31, 2024, the note receivable balance decreased to $0.4 million.

MREC Shenandoah VA, LLC (“MREC Shenandoah”) is an entity in which Lake Frederick Holdings, LLC (“Lake Frederick Holdings”) owns a 92% interest and Shenandoah Station Partners LLC, an entity owned in part by Bowman Lansdowne and in part by Bowman Realty 2013, owns an 8% interest. Mr. Bowman owns a 100% interest in, and is the manager of, Lake Frederick Holdings. Mr. Bowman is the sole member of Bowman Realty 2013. Since 2020, the Company has provided engineering services to MREC Shenandoah in exchange for cash payments. During the years ended December 31, 2024 and 2023, the Company invoiced $0.6 million and $0.2 million, respectively, and received payments of $0.1 million and $0.2 million, respectively.

During the years ended December 31, 2024 and 2023, the Company provided administrative, accounting and project management services to certain of the related party entities. The cost of these services was $0.3 million and $0.1 million, respectively. These entities were billed $0.3 million and $0.1 million, respectively.

Gregory Bowman, the son of Mr. Bowman, is a full-time employee of the Company. Gregory Bowman was paid $0.2 million and $0.1 million for the years ended December 31, 2024 and 2023, respectively.

In August of 2022, the Company agreed to reimburse Mr. Bowman at a fixed hourly rate for the business use of an aircraft owned by Sunrise Asset Management, a company owned 100% by Mr. Bowman. The Company paid $0.3 million and $0.4 million for the years ended December 31, 2024 and 2023, respectively.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or

Page | 32	2025 Proxy Statement

proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board to the maximum extent allowed under Delaware law.

Policies for Approval of Related Person Transactions

Our Board and audit committee review and approve transactions with related persons, as applicable. In connection with our initial public offering in May 2021, we adopted a written related person transactions policy that provides that related person transactions must be approved by (i) our Board, if the related person transaction is directly related or integral to a transaction for which Board approval will be obtained, (ii) our audit committee at the next audit committee meeting or (iii) the chair of the audit committee if it is not practicable or desirable to wait until the next audit committee meeting.

Pursuant to the policy, “related person transactions” are transactions between us and related persons in which the aggregate amount involved exceeds, or may be expected to exceed, $25,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, their immediate family members and any firm, corporation, or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. In reviewing related person transactions, the Board, audit committee or chair of the audit committee, as applicable, take into account all factors that they deem appropriate, including whether the transaction is on terms no less favorable than terms that could have been reached with an unrelated third party and the purpose of, and potential benefits to, the Company of the transaction. The audit committee has determined that certain types of related person transactions shall be deemed pre-approved by the audit committee, including, any transaction with another company at which a related person’s only relationship is as an employee (other than an officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues and any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends). No director may participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. All related person transactions will be disclosed in filings as required under applicable securities laws.

Page | 33	2025 Proxy Statement

OTHER MATTERS

Stockholder Proposals for the 2026 Annual Meeting of Stockholders

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2026 annual meeting of stockholders (the “2026 Annual Meeting”), pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received at our principal executive and administrative offices not later than December 22, 2025, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Stockholder proposals not included in our proxy statement and stockholder nominations for director may be brought before an annual meeting of stockholders in accordance with the advance notice procedures described in our amended and restated bylaws. In general, notice must be delivered to the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., May 22, 2026) and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. For the 2026 Annual Meeting, the Corporate Secretary must receive notice of the proposal on or after the close of business on January 22, 2026 and no later than the close of business on February 21, 2026. Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in our amended and restated bylaws, including a description of the proposal, the relationship between the proposing stockholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in our securities. If we hold the 2026 Annual Meeting more than 30 days earlier or more than 60 days later than such anniversary date, we must receive your notice not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Our amended and restated bylaws also require that stockholder proposals concerning nomination of directors provide additional disclosure, including information we deem appropriate to ascertain the nominee’s qualifications to serve on the Board and other information required to comply with the proxy rules and applicable law.

The specific requirements of these advance notice provisions are set forth in Section 2.12 of our amended and restated bylaws, a copy of which is available upon request. Such request and any stockholder proposals or director nominations should be sent to our principal executive offices at 12355 Sunrise Valley Drive, Suite 520, Reston, Virginia 20191, Attention: Corporate Secretary.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the annual meeting will be available at our corporate office for a period of 10 days prior to the annual meeting and continuing through the annual meeting.

Stockholder Communications with Directors

Stockholders who wish to communicate with the Board or an individual director may do so by sending written correspondence by mail to: the Board or individual director, c/o the Corporate Secretary of Bowman at 12355 Sunrise Valley Drive, Suite 520, Reston, Virginia 20191, Attention: Corporate Secretary, telephone number (703) 464-1000. The mailing envelope must contain a clear notation indicating that the enclosed correspondence is a “Stockholder Board Communication.” All such communications must identify the author as a stockholder and clearly state whether the intended recipients are all or individual members of the Board. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence, and, in his discretion, not forward correspondence deemed to be of a commercial nature or relating to an improper or

Page | 34	2025 Proxy Statement

irrelevant topic. The Corporate Secretary also will attempt to handle the inquiry directly, for example, when it is a request for information about the Company or it is a stock-related matter. The Corporate Secretary will maintain a log of such communications and make copies of all such communications and circulate them to the full Board or the appropriate directors.

Available Information

We maintain an Internet website at www.bowman.com. Copies of the committee charters of each of the audit committee, compensation committee, nominating and corporate governance committee, together with other corporate governance materials, such as our Code of Ethics and Code of Business Ethics, can be found on the investor relations section of our website, which is located at investors.bowman.com, and such information is also available in print to any stockholder who requests it by writing to our principal executive offices at 12355 Sunrise Valley Drive, Suite 520, Reston, Virginia 20191, Attention: Corporate Secretary.

Our Annual Report on Form 10-K, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our Annual Report on Form 10-K, as filed with the SEC, to each stockholder of record as of the Record Date that requests a copy in writing. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the proxy materials for your household, please contact our transfer agent, Equiniti Trust Company, LLC (“EQ”), 48 Wall Street, 22nd Floor, New York, NY 10005, or by calling EQ at (800) 937-5449.

If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact EQ as indicated above. Beneficial stockholders can request information about householding from their broker, bank or other record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

Page | 35	2025 Proxy Statement

BOWMAN CONSULTING GROUP LTD. 12355 SUNRISE VALLEY DRIVE SUITE 520 RESTON, VIRGINIA 20191 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BWMN2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V72681-P27582 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BOWMAN CONSULTING GROUP LTD. The Board of Directors recommends you vote FOR each of the director nominees in the following proposal: 1. Election of the two Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2028 Annual Meeting of Stockholders. Nominees: 01) Gary Bowman 02) Stephen Riddick For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V72682-P27582 BOWMAN CONSULTING GROUP LTD. Annual Meeting of Stockholders May 22, 2025 at 9:30 a.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Bruce Labovitz and Robert Hickey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Bowman Consulting Group Ltd. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 22, 2025, at 9:30 a.m. Eastern time, virtually at www.virtualshareholdermeeting.com/BWMN2025, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY REVOKES ANY PREVIOUSLY EXECUTED PROXY WITH RESPECT TO ALL PROPOSALS THAT PROPERLY COME BEFORE THE ANNUAL MEETING. Continued with the reverse side